Exhibit 12.1
HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS
TO FIXED CHARGES
(UNAUDITED)
(In millions, except ratios)
Hertz Global

	Years ended December 31,
	2017	2016	2015	2014	2013
Income (loss) from continuing operations before income taxes	$(575)	$(470)	$132	$(231)	$394
Interest expense	642	630	600	636	654
Portion of rent estimated to represent the interest factor	204	155	193	206	201
Earnings before income taxes and fixed charges	$271	$315	$925	$611	$1,249

Interest expense (including capitalized interest)	$644	$630	$600	$638	$657
Portion of rent estimated to represent the interest factor	204	155	193	206	201
Fixed charges	$848	$785	$793	$844	$858
Ratio of earnings to fixed charges	(a)	(a)	1.2	(a)	1.5

(a)
Earnings before income taxes and fixed charges for the years ended December 31, 2017, December 31, 2016 and December 31, 2014 were inadequate to cover fixed charges for the period by $577 million, $470 million and $233 million, respectively.

Hertz

	Years ended December 31,
	2017	2016	2015	2014	2013
Income (loss) from continuing operations before income taxes	$(570)	$(469)	$132	$(231)	$394
Interest expense	637	630	600	636	654
Portion of rent estimated to represent the interest factor	204	155	193	206	201
Earnings before income taxes and fixed charges	$271	$316	$925	$611	$1,249

Interest expense (including capitalized interest)	$639	$630	$600	$638	$657
Portion of rent estimated to represent the interest factor	204	155	193	206	201
Fixed charges	$843	$785	$793	$844	$858
Ratio of earnings to fixed charges	(a)	(a)	1.2	(a)	1.5

(a)
Earnings before income taxes and fixed charges for the years ended December 31, 2017, December 31, 2016 and December 31, 2014 were inadequate to cover fixed charges for the period by $572 million, $469 million and $233 million respectively.